Exhibit 99.1

Trovagene Announces Research Collaboration with Nektar Therapeutics to Evaluate Efficacy of the Combination of Onvansertib and ONZEALD™ in Models of Colorectal Cancer

ONZEALD is currently being evaluated in a Phase 3 trial in patients with metastatic breast cancer and brain metastases

SAN DIEGO, CA — May 23, 2019 — Trovagene, Inc. (Nasdaq: TROV), a clinical-stage oncology therapeutics company, taking a precision medicine approach to develop drugs that target cell division (mitosis) for the treatment of leukemias, lymphomas and solid tumor cancers, announced today that Trovagene and Nektar have entered into a research collaboration to explore the combination of Trovagene’s PLK1 inhibitor, onvansertib, and Nektar’s topoisomerase I inhibitor, ONZEALD, for the treatment of metastatic colorectal cancer (mCRC). Under the collaboration, the two companies will evaluate the antitumor activity and tolerability of the combination of onvansertib and ONZEALD in two (HT29 - BRAF mutant and HCT-116 - KRAS mutant) preclinical tumor models of colorectal cancer.

ONZEALD is the first long-acting topoisomerase I-inhibitor (Topo I) designed to enhance the anti-cancer effects of topo I-inhibition while minimizing its toxicities. In a wide range of human xenograft tumors, including two colorectal models (HT29 and DLD-1), ONZEALD has shown superior antitumor activity, compared with irinotecan.(1) ONZEALD is currently being evaluated in a Phase 3 study in patients with breast cancer who have stable brain metastases.

Onvansertib, an oral and highly-selective Polo-like Kinase 1 (PLK1) inhibitor, has shown strong antitumor activity in preclinical models of colorectal cancers, and demonstrated significant and durable synergistic antitumor activity in combination with irinotecan, and was greater than either drug alone. Trovagene has three active clinical trials: a Phase 1b/2 study in relapsed or refractory Acute Myeloid Leukemia (AML), a Phase 2 study in metastatic Castration-Resistant Prostate Cancer (mCRPC) and a Phase 1b/2 study in mCRC.

“We look forward to collaborating with Trovagene to explore a combination therapy with our respective drug candidates, ONZEALD and onvansertib, in tumor models of colorectal cancer,” said Jonathan Zalevsky, PhD, Chief Scientific Officer of Nektar Therapeutics. “Importantly, this research collaboration will allow us to evaluate the efficacy of the combination in preclinical models, and potentially identify a promising treatment regimen that we would consider advancing into clinical studies.”

“Our research partnership with Nektar is a key milestone achievement in the advancement of our onvansertib clinical development program,” said Mark Erlander, PhD, Chief Scientific Officer of Trovagene. “We believe that the clinical data generated to date for  ONZEALD, will potentially lead to an optimal treatment option, when combined with onvansertib, for patients with mCRC. Working together with Nektar will enable us to very quickly assess the potential value of the onvansertib/ONZEALD combination and our collective goal of developing an

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innovative and targeted treatment regimen that may have application in other cancer types beyond CRC.”

About Onvansertib

Onvansertib is a first-in-class, 3rd generation, oral and highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK 1) enzyme, which is over-expressed in multiple cancers, including leukemias, lymphomas and solid tumors. Onvansertib targets the PLK1 isoform, only (not PLK2 or PLK3), is orally administered, has a 24-hour drug half-life with only mild to moderate side effects reported. Trovagene believes that targeting only PLK1 and having a favorable safety and tolerability profile, along with an improved dose/scheduling regimen will significantly improve on the outcome observed in previous studies with a former panPLK inhibitor in AML.

Onvansertib has demonstrated synergy in preclinical studies with numerous chemotherapies and targeted therapeutics used to treat leukemias, lymphomas and solid tumor cancers, including irinotecan, FLT3 and HDAC inhibitors, taxanes, and cytotoxins. Trovagene believes the combination of its targeted PLK1 inhibitor, onvansertib, with other compounds has the potential to improve clinical efficacy in Acute Myeloid Leukemia (AML), metastatic Castration-Resistant Prostate Cancer (mCRPC), Non-Hodgkin Lymphoma (NHL), Colorectal Cancer, Triple Negative Breast Cancer (TNBC), as well as other types of cancer.

About ONZEALD™

ONZEALD (etirinotecan pegol) is the first long-acting topoisomerase I-inhibitor (Topo I) designed to enhance the anti-cancer effects of topo I-inhibition while minimizing its toxicities. Nektar Therapeutics invented ONZEALD using their unique chemistry platform and is currently developing it for the treatment of advanced breast cancer patients with a history of brain metastases. In preclinical models, ONZEALD  achieved a 300-fold increase in tumor concentration as compared to a first-generation topo I-inhibitor.(2) Because ONZEALD  is a large molecule, it is believed to penetrate the leaky vasculature within the tumor environment more readily than normal vasculature, concentrating and trapping ONZEALD  in the tumor tissue.

About Trovagene, Inc.

Trovagene is a clinical-stage, oncology therapeutics company, taking a precision medicine approach to develop drugs that target mitosis (cell division) to treat various types of cancer, including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics.  For more information, please visit https://www.trovageneoncology.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2018, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Clinical Development and Investor Relations

858-952-7652

vkelemen@trovagene.com

(1)         Cancer Chemother Pharmacol. 2014 Dec;74(6):1125-37 and data on file, Nektar Therapeutics

(2)         Clin Cancer Res; (2012) 19(1); 268—78.